SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  ------------


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): July 7, 2004


                               West Marine, Inc.

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         (Exact name of registrant as specified in its charter)



    Delaware                  0-22512                       77-0355502

 -----------------        ---------------              ------------------
(State or other            (Commission                  (I.R.S. Employer
jurisdiction of             File Number)               Identification No.)
incorporation)



         500 Westridge Drive                                   95076
         Watsonville, California

     --------------------------------                      ------------
     (Address of principal executive offices)               (Zip Code)



                            (831) 728-2700

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        (Registrant's telephone number, including area code)




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Item 7.      Financial Statements and Exhibits.

             (a) Not Applicable.

             (b) Not Applicable.

             (c) Exhibits:

             99.1     Press Release dated July 7, 2004
                     (furnished pursuant to Item 12 of Form 8-K)



Item 12.     Results of Operations and Financial Condition.

On July 7, 2004, West Marine, Inc. announced its net sales for the five-week period ended July 3, 2004 and for the 13-week period (second quarter) ended July 3, 2004 and for the 26-week period ended July 3, 2003. A copy of this press release is attached hereto as Exhibit 99.1.




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                                   SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      WEST MARINE, INC.





Date:  July 7, 200                    By:/s/ Eric Nelson
                                     -----------------------------------
                                      Eric Nelson
                                      Senior Vice President and
                                      Chief Financial Officer


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                                                                Exhibit 99.1


Contacts:  West Marine, Inc.
Eric Nelson, Senior Vice President and Chief Financial Officer
(831) 761-4489
Russell Solt, Director of Investor Relations
(831) 761-4229

     WEST MARINE REPORTS 1.8% COMPARABLE STORE SALES INCREASE FOR JUNE 2004

WATSONVILLE, CA, July 7, 2004 - West Marine, Inc. (Nasdaq: WMAR) today reported that net sales for the five weeks ended July 3, 2004 were $102.7 million, a 4.3% increase over net sales of $98.4 million for the same five-week period a year ago. Comparable store net sales for June, 2004 increased 1.8% compared to the same period a year ago.

Net sales for the thirteen weeks ended July 3, 2004 were $252.6 million, an increase of 8.4% from net sales of $233.0 million for the same period a year ago. Comparable store net sales for the latest thirteen weeks increased 4.6% compared to the same period a year ago.

Net sales for the twenty-six weeks ended July 3, 2004 were $381.8 million, an increase of 11.0% from net sales of $344.1 million for the same period a year ago. Comparable store net sales for the latest twenty-six weeks increased 6.2% compared to the same period a year ago.

John Edmondson, CEO of West Marine, said, "We have been impacted by several factors during the month of June. Firstly, we experienced unseasonably cool and wet weather in key markets throughout the country. Secondly, we received late product shipments from a few key vendors. Lastly, we were somewhat disappointed with the sales in the last week of June (which includes the Fourth of July weekend). We think this may indicate some slowing in consumer spending. As previously stated, we are estimating our second quarter earnings to be in the $1.16 to $1.18 per share range. Comparable store sales by region for June were as follows: Northeast 2.1%; Southeast 1.7%; and West Coast 1.5%."

West Marine, Inc. is the nation's largest specialty retailer of boating supplies and apparel, with 355 stores in 38 states, Canada and Puerto Rico, and more than $660 million in annual sales. The Company's successful Catalog and Internet channels offer customers approximately 50,000 products - far more than any competitor - and the convenience of being able to exchange Catalog and Internet purchases at its retail stores. The Company's Port Supply division is the country's largest wholesale distributor of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies.



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Special Note Regarding Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of
Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, among other things, statements that relate to West Marine's future plans, expectations, objectives, performance, and similar projections, as well as facts and assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. Risks and uncertainties include the Company's ability to increase sales at its existing stores and expand through the opening of new stores, competitive pricing pressures, inventory management and shrink issues, the market share erosion faced by the Company's Catalog division as West Marine and its competitors open new stores, weather-related issues, the level of consumer spending on recreational water sports and boating supplies, and other risk factors described from time to time in West Marine's filings with the Securities and Exchange Commission, including West Marine's quarterly report on Form 10-Q for the period ended April 3, 2004. West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.